Exhibit 99.1
NPK REPORTS FIRST QUARTER 2025 RESULTS

THE WOODLANDS, TEXAS – May 1, 2025 – NPK International Inc. (NYSE: NPKI) (“NPK” or the “Company”) today announced results for the first quarter ended March 31, 2025.
FIRST QUARTER 2025 RESULTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenues of $64.8 million, +32%
•Operating income from continuing operations of $13.5 million
•Operating margin from continuing operations of 20.9%
•Income from continuing operations of $10.4 million, or $0.12 per diluted share
•Adjusted EBITDA from Continuing Operations of $19.7 million, +59%
•Adjusted EBITDA margin from Continuing Operations of 30.4%, +510 bps
•Total cash of $20.8 million and total debt of $8.1 million as of March 31, 2025
•Repurchased $11 million of common equity, 2% of outstanding shares
•Announces increase in remaining share repurchase authorization to $100 million
•Raised full-year 2025 financial guidance

	First Quarter
(In millions)	2025	2024	Change
Revenues	$64.8	$49.0	$15.8
Operating income from continuing operations	$13.5	$7.0	$6.5
Income from continuing operations per common share - Diluted	$0.12	$0.05	$0.07
Adjusted EBITDA from continuing operations	$19.7	$12.4	$7.3
Operating margin from continuing operations (%)	20.9%	14.2%	670	bps
Adjusted EBITDA margin from continuing operations (%)	30.4%	25.3%	510	bps
Net cash provided by operating activities	$8.8	$12.0	$(3.2)
Free Cash Flow	$0.6	$(0.8)	$1.4
MANAGEMENT COMMENTARY
“We delivered another period of strong results during the first quarter, further building on our positive momentum exiting 2024, highlighted by growth in revenue and adjusted EBITDA of 32% and 59%, respectively,” stated Matthew Lanigan, President and CEO of NPK International. “Our results were driven by meaningful growth in both rental and products sales, with rental revenue increasing 32% from last year to another single-quarter record, reflecting continued momentum in our core utilities transmission and critical infrastructure end markets. The demand trends in our key end-markets remain favorable and we also continue to see the effects of wood-to-composite mat conversion by fleet owners.”
“We remain committed to our long-term growth strategy, which emphasizes the expansion of our high-return rental business and expanding customer market share within our targeted markets,” continued Lanigan. “The investments in our commercial capabilities are a critical aspect of our growth strategy and our progress in expanding our sales team and enhancing our effectiveness has been a key factor driving our recent growth momentum, as quoted volumes continue to grow meaningfully while award rates remain consistent with historical levels. Based on our strong first quarter results, continued execution of our growth strategy, consistent operating efficiency, and favorable near-term market trends, we are pleased to be raising our fiscal 2025 financial guidance.”
“A key driver of our value creation framework is our disciplined capital allocation strategy, and we were extremely pleased to be able to resume our share repurchase program during the first quarter, as we acquired 1.8 million shares, or 2% of our shares outstanding,” continued Lanigan. “We remain committed to our balanced capital allocation strategy, one that combines investments into the organic growth of our rental fleet, evaluation of inorganic opportunities, and return of capital to shareholders. To support our strategy, our Board of Directors increased our remaining share repurchase authorization to $100 million as of April 30, 2025.”
“The secular megatrends underpinning investment in critical infrastructure remain robust despite the current macro uncertainty and we are well positioned to further build on our recent momentum. In addition, our manufacturing footprint and raw material sourcing is 100% US-based and insulated from any currently known tariff impacts. We have the right strategy in place and based on our continued execution against our key priorities, we are confident in our ability to drive value for all of our stakeholders,” concluded Lanigan.
BUSINESS UPDATE
NPK’s business plan is designed to drive organic commercial growth within targeted, higher-margin product and rental markets; improve asset optimization and organizational efficiency; and pursue a capital allocation strategy that prioritizes investments with superior return profiles, together with a programmatic return of capital program.
First quarter 2025 highlights include:
•Strong customer demand for matting rental and related services. Revenues from specialty rental and related services increased to $43 million in the first quarter of 2025, with record rental revenues driven by strong demand from key customer accounts in support of power transmission projects. Revenues from product sales increased to $21 million for the first quarter of 2025, reflecting both continued wood-to-composite mat conversion by fleet owners supporting the utilities and critical infrastructure end-markets and timing of customer projects.
•Improved operating efficiency. NPK remains focused on efficiency improvements and operating cost optimization across every aspect of its business. The Company continues to evaluate and execute actions intended to streamline the organization and its cost structure, while targeting SG&A as a percentage of revenue in the mid-teens percentage range by early 2026. In the first quarter of 2025, NPK’s SG&A as a percentage of revenue was 18.1%, a decline of 550 bps versus the prior year period.
•Robust return of capital program. In February 2024, the Board of Directors increased the authorization for repurchases of common stock to $50.0 million. In 2024, the share repurchase program was restricted due to the Fluids Systems sale process. During the first quarter of 2025, the Company used $11 million of cash to repurchase 1.8 million (2%) of outstanding shares under the repurchase program.

FINANCIAL PERFORMANCE
In the first quarter of 2025, NPK generated income from continuing operations of $10.4 million, or $0.12 per diluted share, on total revenue of $64.8 million, compared to income from continuing operations of $4.1 million, or $0.05 per diluted share, on total revenue of $49.0 million, in the first quarter of 2024. Gross margin was 39.0% in the first quarter of 2025, compared to 36.0% in the prior year period. The Company reported Adjusted EBITDA from Continuing Operations of $19.7 million in the first quarter of 2025, or 30.4% of total revenue, compared to $12.4 million, or 25.3% of total revenue, in the prior year period.
Selling, general and administrative expenses were $11.7 million (18.1% of revenues) in the first quarter of 2025, compared to $11.6 million (23.6% of revenues) in the first quarter of 2024.
BALANCE SHEET AND LIQUIDITY
As of March 31, 2025, NPK had total cash of $20.8 million, total debt of $8.1 million, and available liquidity under its U.S. ABL credit facility of $66 million. Additionally, the Company had $7 million of receivables and net deferred consideration from the Fluids Systems sale as of March 31, 2025.
Operating cash flow was $9 million in the first quarter of 2025, which included $10 million usage in net working capital driven by the strong business activity. Capital investments used $8 million, net, primarily funding the expansion of the mat rental fleet to support increased customer demand. The Company remained in a net cash positive position as of March 31, 2025.
FINANCIAL GUIDANCE
The following forward-looking guidance reflects the Company’s current expectations and beliefs as of May 1, 2025 and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.
For the full year 2025, NPK currently anticipates the following:
•Revenues in a range of $240 million to $252 million
•Adjusted EBITDA in a range of $64 million to $72 million
•Capital expenditures in a range of $35 million to $40 million

FIRST QUARTER 2025 RESULTS CONFERENCE CALL
A conference call will be held Friday, May 2, 2025 at 9:30 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.
A webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.npki.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.
To participate in the live teleconference:

Domestic Live:	800-715-9871
International Live:	646-307-1963
Conference ID:	8869084
To listen to a replay of the teleconference, which subsequently will be available through May 9, 2025:

Domestic Replay:	800-770-2030
International Replay:	609-800-9909
ABOUT NPK INTERNATIONAL
NPK International Inc. is a temporary worksite access solutions company that manufactures, sells, and rents recyclable composite matting products, along with a full suite of services, including planning, logistics, and site restoration. As a geographically diversified company, the Company delivers superior quality and reliability across critical infrastructure markets, including electrical transmission and distribution, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.npki.com.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “guidance,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by NPK, particularly its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to our recently completed sale of the Fluids Systems business; our ability to generate organic growth; economic and market conditions that may impact our customers’ future spending; the effective management of our fleet, including our ability to properly manufacture, safeguard, and maintain our fleet; international operations; operating hazards present in our and our customers’ industries and substantial liability claims; our contracts that can be terminated or downsized by our customers without penalty; our product offering and market expansion; our ability to attract, retain, and develop qualified leaders, key employees, and skilled personnel; expanding our services in the utilities sector, which may require unionized labor; the price and availability of raw materials; inflation; capital investments and business acquisitions; market competition; technological developments and intellectual property; severe weather, natural disasters, and seasonality; public health crises, epidemics, and pandemics; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity incidents or business system disruptions; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; share repurchases; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. NPK’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.npki.com.
INVESTOR RELATIONS CONTACT
Noel Ryan or Paul Bartolai
Investors@npki.com

NPK International Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Revenues	$64,777	$57,524	$48,967
Cost of revenues	39,527	35,001	31,325
Selling, general and administrative expenses	11,746	10,713	11,580
Other operating (income) loss, net	(24)	166	(904)
Operating income from continuing operations	13,528	11,644	6,966

Foreign currency exchange (gain) loss	(314)	699	245
Interest (income) expense, net	(48)	9	760
Income from continuing operations before income taxes	13,890	10,936	5,961

Provision for income taxes from continuing operations (1)	3,515	2,888	1,907
Income from continuing operations	10,375	8,048	4,054
Income (loss) from discontinued operations, net of tax	(372)	655	3,239
Net income	$10,003	$8,703	$7,293

Income (loss) per common share - basic
Income from continuing operations	$0.12	$0.09	$0.05
Income (loss) from discontinued operations	—	0.01	0.04
Net income	$0.12	$0.10	$0.09

Income (loss) per common share - diluted
Income from continuing operations	$0.12	$0.09	$0.05
Income (loss) from discontinued operations	(0.01)	0.01	0.03
Net income	$0.11	$0.10	$0.08

Weighted average shares:
Basic	86,057	86,416	85,001
Diluted	86,996	87,222	87,245
(1) Includes an income tax benefit of $1.3 million for the three months ended December 31, 2024, primarily reflecting the release of valuation allowances on U.S. state net operating loss carryforwards that are now expected to be realized following the sale of the Fluids Systems business.

NPK International Inc.
Operating Results
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Revenues
Rental and service revenues	$43,393	$41,800	$35,181
Product sales revenues	21,384	15,724	13,786
Total revenues	$64,777	$57,524	$48,967

Operating income from continuing operations	$13,528	$11,644	$6,966
Operating margin from continuing operations	20.9%	20.2%	14.2%

NPK International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$20,832	$17,756
Receivables, net (1)	70,354	74,841
Inventories	9,579	14,659
Prepaid expenses and other current assets	4,323	5,728
Total current assets	105,088	112,984

Property, plant and equipment, net	194,092	187,483
Operating lease assets	11,469	11,793
Goodwill	47,341	47,222
Other intangible assets, net	9,843	10,331
Deferred tax assets	12,781	15,593
Other assets	9,396	8,276
Total assets	$390,010	$393,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$3,030	$2,900
Accounts payable	19,712	19,459
Accrued liabilities	17,612	22,300
Total current liabilities	40,354	44,659

Long-term debt, less current portion	5,020	4,827
Noncurrent operating lease liabilities	10,499	10,896
Deferred tax liabilities	1,309	1,203
Other noncurrent liabilities	5,942	5,602
Total liabilities	63,124	67,187

Common stock, $0.01 par value (200,000,000 shares authorized and 111,669,464 and 111,669,464 shares issued, respectively)	1,117	1,117
Paid-in capital	634,424	633,239
Accumulated other comprehensive loss	(2,712)	(2,871)
Retained earnings (deficit)	(129,463)	(139,466)
Treasury stock, at cost (26,934,578 and 25,114,978 shares, respectively)	(176,480)	(165,524)
Total stockholders’ equity	326,886	326,495
Total liabilities and stockholders’ equity	$390,010	$393,682
(1) Receivables, net as of March 31, 2025, and December 31, 2024, include $10 million and $23 million, respectively, for amounts due from the purchaser including estimated deferred consideration related to the sale of the Fluids Systems business.

NPK International Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
Cash flows from operating activities:
Net income	$10,003	$7,293
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	5,802	7,411
Stock-based compensation expense	1,185	1,495
Provision for deferred income taxes	2,917	(1,551)
Credit loss expense	6	137
Gain on sale of assets	(823)	(390)
Gain on insurance recovery	—	(874)
Amortization of original issue discount and debt issuance costs	69	131
Change in assets and liabilities:
Increase in receivables	(10,015)	(3,140)
Decrease in inventories	5,088	8,250
(Increase) decrease in other assets	(256)	39
Decrease in accounts payable	(522)	(306)
Decrease in accrued liabilities and other	(4,626)	(6,545)
Net cash provided by operating activities	8,828	11,950

Cash flows from investing activities:
Capital expenditures	(10,011)	(13,882)
Proceeds from divestitures	10,665	—
Proceeds from sale of property, plant and equipment	1,818	1,143
Other investing activities	2,946	—
Net cash provided by (used in) investing activities	5,418	(12,739)

Cash flows from financing activities:
Borrowings on lines of credit	—	52,561
Payments on lines of credit	—	(48,633)
Purchases of treasury stock	(10,810)	—
Proceeds from employee stock plans	—	17
Other financing activities	(865)	(3,356)
Net cash provided by (used in) financing activities	(11,675)	589

Effect of exchange rate changes on cash	26	(761)

Net increase (decrease) in cash, cash equivalents, and restricted cash	2,597	(961)
Cash, cash equivalents, and restricted cash at beginning of period	18,237	38,901
Cash, cash equivalents, and restricted cash at end of period	$20,834	$37,940

NPK International Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Income (Loss) from Continuing Operations, Adjusted Income (Loss) from Continuing Operations Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”) from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Free Cash Flow.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Income (Loss) from Continuing Operations and Adjusted Income (Loss) from Continuing Operations Per Common Share
The following tables reconcile the Company’s income from continuing operations and income from continuing operations per common share calculated in accordance with GAAP to the non-GAAP financial measures of Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations Per Common Share:

Consolidated	Three Months Ended
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Income from continuing operations (GAAP)	$10,375	$8,048	$4,054
Gain on insurance recovery	—	—	(67)
Gain on legal settlement	—	—	(550)
Severance costs	27	416	633
Tax on adjustments	(6)	(87)	(3)
Unusual tax items (1)	—	(1,280)	—
Adjusted Income from Continuing Operations (non-GAAP)	$10,396	$7,097	$4,067

Adjusted Income from Continuing Operations (non-GAAP)	$10,396	$7,097	$4,067

Weighted average common shares outstanding - basic	86,057	86,416	85,001
Dilutive effect of stock options and restricted stock awards	939	806	2,244
Weighted average common shares outstanding - diluted	86,996	87,222	87,245

Adjusted Income from Continuing Operations Per Common Share - Diluted (non-GAAP):	$0.12	$0.08	$0.05
(1) Unusual tax items for the three months ended December 31, 2024 primarily reflects the release of valuation allowances on U.S. state net operating loss carryforwards that are now expected to be realized following the sale of the Fluids Systems business.

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations
The following table reconciles the Company’s income from continuing operations calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA from Continuing Operations, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA Margin from Continuing Operations:

Consolidated	Three Months Ended
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Revenues	$64,777	$57,524	$48,967
Operating income from continuing operations (GAAP)	$13,528	$11,644	$6,966

Income from continuing operations (GAAP)	$10,375	$8,048	$4,054
Interest (income) expense, net	(48)	9	760
Provision for income taxes from continuing operations	3,515	2,888	1,907
Depreciation and amortization	5,802	5,724	5,666
EBITDA from Continuing Operations (non-GAAP)	19,644	16,669	12,387
Gain on insurance recovery	—	—	(67)
Gain on legal settlement	—	—	(550)
Severance costs	27	416	633
Adjusted EBITDA from Continuing Operations (non-GAAP)	$19,671	$17,085	$12,403
Operating Margin from Continuing Operations (GAAP)	20.9%	20.2%	14.2%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	30.4%	29.7%	25.3%

Free Cash Flow
The following table reconciles the Company’s net cash provided by operating activities calculated in accordance with GAAP to the non-GAAP financial measure of Free Cash Flow:

Consolidated	Three Months Ended
(In thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net cash provided by operating activities (GAAP)	$8,828	$(4,127)	$11,950
Capital expenditures	(10,011)	(13,591)	(13,882)
Proceeds from sale of property, plant and equipment	1,818	1,809	1,143
Free Cash Flow (non-GAAP)	$635	$(15,909)	$(789)

NPK International Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
Trailing Twelve Months (“TTM”)

Consolidated	Three Months Ended				TTM
(In thousands)	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	March 31, 2025
Revenues	$66,791	$44,207	$57,524	$64,777	$233,299
Operating income from continuing operations (GAAP)	$12,507	$1,234	$11,644	$13,528	$38,913

Income from continuing operations (GAAP)	$8,628	$14,869	$8,048	$10,375	$41,920
Interest (income) expense, net	909	943	9	(48)	1,813
Provision (benefit) for income taxes from continuing operations	2,483	(14,016)	2,888	3,515	(5,130)
Depreciation and amortization	5,674	5,592	5,724	5,802	22,792
EBITDA from Continuing Operations (non-GAAP)	17,694	7,388	16,669	19,644	61,395
Severance costs	175	113	416	27	731
Adjusted EBITDA from Continuing Operations (non-GAAP)	$17,869	$7,501	$17,085	$19,671	$62,126
Operating Margin from Continuing Operations (GAAP)	18.7%	2.8%	20.2%	20.9%	16.7%
Adjusted EBITDA Margin from Continuing Operations (non-GAAP)	26.8%	17.0%	29.7%	30.4%	26.6%

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